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[EG&G LOGO]

                                                                       EXHIBIT 5


                                                                      EG&G, INC.
                                                               45 WILLIAM STREET
                                                        WELLESLEY, MA 02181-4078
                                                              TEL.(781) 237-5100
                                                               FAX (781)431-4115

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                           CORPORATE LEGAL DEPARTMENT


PHILIP AYERS                       MURRAY GROSS            INTELLECTUAL PROPERTY
WILLIAM C. SULLIVAN           SENIOR VICE PRESIDENT                LORA E. TESKA
JOHN A. SHETTERLY                      AND                    KIMBERLY B. HERMAN
DONNA W. ECONOMOU                GENERAL COUNSEL
JOHN L. HEALY



                                    EXHIBIT V


                                  June 15, 1998



EG&G, Inc.
45 William Street
Wellesley, Massachusetts 02181


Gentlemen:

         I have been requested to furnish you my opinion as to certain matters in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), which Registration Statement is to be filed with the Securities and Exchange Commission on or about June 12, 1998, relating to the registration of 847,542 shares of the Common Stock, $1 Par Value, of EG&G, Inc. (the "Company"), issuable upon the exercise of stock options granted and to be granted pursuant to the stock option plans described in the Registration Statement.

         I have been associated with the Company for 27 years, and during that time I have served as an Attorney, Assistant General Counsel, and since April 24, 1990, as General Counsel of EG&G, Inc. I have examined the Restated Articles of Organization of the Company and all amendments thereto on file in the office of the Secretary of the Commonwealth of Massachusetts, all resolutions adopted by the directors and stockholders of the Company relating to the aforesaid stock option plans, the aforesaid Registration Statement and stock option plans, and such other documents as I deem material for the purposes of this opinion.





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EG&G, Inc.
June 15, 1998
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        Based upon the foregoing, I am of the following opinion:

        1. The Company is a duly organized and validly existing corporation under the laws of the Commonwealth of Massachusetts with corporate powers adequate for the conduct of its business as presently conducted.

        2. The authorized capital stock of the Company consists of: (a) 1,000,000 shares of Preferred Stock, $1 par value per value per share, of which no shares are now outstanding, and (b) 100,000,000 shares of Common Stock, $1 par value per share of which 45,354,112 shares were issued and outstanding on February 27, 1998.

        3. The issuance of up to 4,653,349 shares of EG&G's Common Stock upon exercise of options then outstanding and options which may be granted in the future under the plans described in the Registration Statement has been duly authorized by the Company. The shares issuable upon exercise of said options, when issued and paid for in accordance with the terms of said options and the plan pursuant to which said options were or are to be granted, will be validly issued, fully paid and non-assessable.

        I here by consent to the filing of this opinion as Exhibit 5 to the Registration Statement.




                                           Very truly yours,


                                           /s/ Murray Gross
                                           -------------------------------
                                           Murray Gross
                                           Senior Vice President and
                                           General Counsel